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      [GRAN CARE LOGO]                         [LIVING CENTERS OF AMERICA LOGO]

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FOR IMMEDIATE RELEASE
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Contacts:
GranCare, Inc.                            Noonan/Russo Communications
Kay Brown                                 (212) 696-4455
Senior VP, Corporate Communications       Susan Noonan (investors) ext. 203
(770) 673-2507                            Anthony Russo, Ph.D. (media) ext. 202
                                          e-mail: news@noonanrusso.com
Living Centers of America, Inc.
Boyd Gentry
VP, Investor Relations and Treasurer
(713) 578-4650


        LIVING CENTERS OF AMERICA AND GRANCARE ANNOUNCE RECAPITALIZATION
                             AND MERGER TRANSACTION

-$1.8 Billion Deal Will Create Country's Second Largest Long-Term Care Company-

Houston, TX and Atlanta, GA -- May 8, 1997 -- Living Centers of America, Inc. (NYSE: LCA), GranCare, Inc. (NYSE: GC), and Apollo Management, L.P. today announced a recapitalization and merger transaction that will result in a new company with pro forma revenues of approximately $1.9 billion.

The transaction, valued at approximately $1.8 billion, will create the second-largest long-term care provider in the country, operating over 330 facilities with more than 38,000 beds in 21 states. In addition to long-term care, the company will provide pharmaceutical and rehabilitation services, assisted living and geriatric specialty healthcare services nationwide.

Edward L. Kuntz, Chairman and Chief Executive Officer of Living Centers of America, said, "This is an outstanding transaction. The new company presents an exciting platform for growth in a dynamic consolidating healthcare market. We are very excited about the opportunity to grow this combined company, which will now be a powerful force and a strong consolidator in the long-term care industry."

Gene E. Burleson, Chairman of GranCare, commented, "Both GranCare and Living Centers are leaders in the markets in which we operate, and this partnering will achieve increased revenue growth, economies of scale and strengthened operating margins. This deal creates tremendous value for the shareholders and employees of both companies, and is an opportunity for substantial growth, both through future acquisitions as well as through an increased focus on specialty medical services."


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Under the terms of the agreements, which have been unanimously approved by the
Board of Directors of each company, LCA shareholders will receive $40.50 per share in cash for 93 percent of the outstanding LCA common stock, and will retain the remaining seven percent of such stock in a recapitalization. Unless some LCA shareholders elect to retain a larger percentage of their shares, each LCA share will be converted into approximately $37.67 in cash plus .07 shares in the new company. As part of the recapitalization, Apollo will invest $200 million to purchase approximately 4.94 million newly-issued shares of LCA common stock at the $40.50 per share price. Upon completion of the recapitalization, GranCare will merge with LCA. In the merger, each outstanding share of GranCare common stock will be exchanged for 0.2469 shares of common stock of the recapitalized LCA. Based upon the $40.50 Apollo buy-in price, GranCare shareholders will receive stock in the new entity valued at $10 per share (resulting in a premium of approximately 30 percent to yesterday's closing price) and representing approximately 49.5 percent of the new combined company. Apollo will own approximately 39.3 percent of the new company and LCA's current shareholders will own the remaining 11.2 percent.

Cash received by LCA shareholders in the recapitalization will be taxable as capital gains. The merger will be tax-free to shareholders. The transaction is anticipated to close during the third quarter of 1997. The integration of the two companies when complete is expected to result in synergies of approximately $30 million. From the perspective of a GranCare shareholder, on an adjusted basis, the transaction is expected to be accretive beginning in calendar year 1998. Each of the two transactions is subject to the consummation of the other, approval of the shareholders of LCA and GranCare, the availability of the contemplated financing, receipt of necessary regulatory approvals and other customary conditions.

The Board of Directors of the combined company will be comprised of two directors from the current LCA Board, four current GranCare directors, and four Apollo designees. The new Board will soon select a management team consisting of executives from both companies.

The Chase Manhattan Corporation has committed to provide all of the debt financing, which together with Apollo's equity investment, will provide the necessary funds for the recapitalization, the refinancing of certain outstanding indebtedness of LCA and GranCare, and the payment of transaction expenses. Apollo, together with its affiliates, through the Apollo Investment Funds, manages an investment portfolio in excess of $5 billion, and has invested in several healthcare companies including Forum Group, UROHEALTH Systems, Inc., and Whitmire Distribution, Inc.

LCA is being advised by Credit Suisse First Boston Corporation and Nationsbanc Capital Markets, Inc.,; GranCare is being advised by Smith Barney Inc. and Chase Securities Inc.


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Based in Houston, Living Centers of America, Inc. is a diversified company providing through its operating subsidiaries a complete range of healthcare services to senior citizens. The company's comprehensive continuum of healthcare services includes skilled nursing care, assisted living, subacute care, care for individuals with Alzheimer's disease, hospice, home health, geriatric physician management, rehabilitation and pharmaceutical services.

Based in Atlanta, GranCare, Inc. is a leading provider of specialty medical and long-term care services in select markets. The company operates 125 skilled nursing, subacute and assisted living facilities in 16 states, 12 home health agencies in four states and, through its Cornerstone subsidiary, 145 specialty programs in acute care hospitals in 20 states.

This news release contains certain forward-looking information regarding the anticipated performance of the combined company, which information involves significant risks and uncertainties. Actual results could differ materially from the results discussed in this release.

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